OFFICE ADDRESS 18-20, rue Edward Steichen
L-2540 LUXEMBOURG
TELEPHONE +352 4662 30
FAX +352 466 234
INTERNET loyensloeff.lu

To: the Addressees

RE **Luxembourg law legal opinion – ICON Notes Issuance 2024 – F-3 Form Registration Statement**

REFERENCE 70150611

Luxembourg, 8 May 2024

1 INTRODUCTION

We have acted as special legal counsel on certain matters of Luxembourg law to the Company in respect of the Opinion Document and with the filing of the Registration Statement (as defined below). We render this opinion letter regarding the Opinion Document.

2 DEFINITIONS

2.1 Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2 In this opinion letter:

Act means the United States Securities Act of 1933, as amended.

Addressees means the addressees of this opinion letter, listed in Schedule 1 (Addressees).

Companies Law means the Luxembourg law on commercial companies, dated 10 August 1915.

Company means ICON Luxembourg S.à r.l., with registered address at 61, rue de Rollingergrund, L-2440 Luxembourg, Luxembourg and registered with the RCS under number B66588.

Corporate Documents means the documents listed under paragraph 2.2 of Schedule 2 (Reviewed Documents).

LOYENS & LOEFF
Law & Tax

Debt Securities means, collectively, the $750,000,000 Senior Secured Notes due 2027, the $750,000,000 Senior Secured Notes due 2029 and the $500,000,000 Senior Secured Notes due 2034, in each case, issued by the Issuer under the Opinion Document, guaranteed by the guarantors described therein (including the Company) and described in detail in the Prospectus which forms part of the Registration Statement.

Insolvency Proceedings means bankruptcy (*faillite*), suspension of payments (*sursis de paiements*), insolvency, liquidation, dissolution, reorganisation, restructuring, any proceedings and measures under the Luxembourg law of 7 August 2023 on business preservation and modernisation of bankruptcy law, administrative dissolution without liquidation procedure (*procédure de dissolution administrative sans liquidation*), the appointment of a temporary administrator (*administrateur provisoire*), and any similar Luxembourg or non-Luxembourg proceedings, regimes or officers relating to, or affecting, the rights of creditors generally.

Insolvency Regulation means the Regulation (EU) No 2015/848 on insolvency proceedings.

Issuer means ICON Investments Six Designated Activity Company.

Luxembourg means the Grand Duchy of Luxembourg.

Opinion Document means the document listed under paragraph 2 (Opinion Document) of Schedule 2 (Reviewed Documents).

Prospectus means the prospectus dated 26 April 2024, with regard to the offering of the Debt Securities by the Issuer, which forms part of the Registration Statement filed with the SEC by the Issuer and the guarantors described therein (including the Company) on 26 April 2024, as supplemented by the preliminary prospectus supplement dated 26 April 2024, and as further supplemented by the prospectus supplement dated 30 April 2024.

RCS means the Luxembourg Register of Commerce and Companies.

Registration Statement means the document listed under paragraph 1 (Offering Document) of Schedule 2 (Reviewed Documents).

Relevant Date means the date of the Resolutions, the date of the Opinion Document and the date of this opinion letter, as the case may be.

SEC means the United States Securities and Exchange Commission.

Trustee means Citibank, N.A., London Branch.

3 SCOPE OF INQUIRY

3.1 For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of (i) the executed or enacted Opinion Document and the Registration Statement, and (ii) the documents listed in paragraph 2 (Organisational Documents) of Schedule 2 (Reviewed Documents).

LOYENS & LOEFF
Law & Tax

3.2 We have not reviewed any documents incorporated by reference or referred to in the Opinion Document and therefore our opinions do not extend to such documents.

4 NATURE OF OPINION

4.1 We only express an opinion on matters of Luxembourg law in force on the date of this opinion letter, excluding unpublished case law. We undertake no obligation to update it or to advise of any changes in such laws or case law, their construction or application.

4.2 Except as expressly stated in this opinion letter, we do not express an opinion on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on regulatory and tax matters (including EMIR, AIFMD, MiFID II, MiFIR, SFTR, SFDR, the Securitisation Regulation and DAC 6 (including, in each case, their respective EU and national delegated or implementing legislation or regulation)), as well as on transfer pricing, competition, GDPR) accounting or administrative law, sanction laws and regulations or as to the consequences thereof.

4.3 Our opinion letter is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Document and on any representations, warranties or other information included in the Opinion Document and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter. We have made no investigation in the Luxembourg register of beneficial owners.

4.4 We express no opinion in respect of the validity and enforceability of the Opinion Document and the creation, validity and perfection of any security interest under the Opinion Document.

4.5 We express no opinion with respect to the Registration Statement nor as regards the accuracy, truth or completeness of the information contained therein except as expressly stated in this opinion letter.

4.6 In this opinion letter, Luxembourg legal concepts are sometimes expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. In addition, for the purpose of different areas of Luxembourg law, for instance tax law, a term may have a different meaning than for the purpose of other areas of Luxembourg law. The meaning to be attributed to the concepts described by the English terms shall be the meaning to be attributed to the equivalent Luxembourg concepts under the relevant area of Luxembourg law.

4.7 This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought exclusively before the courts of the district of Luxembourg-City.

4.8 This opinion letter is issued by Loyens & Loeff Luxembourg SARL. Only Loyens & Loeff Luxembourg SARL can be held liable in connection with this opinion letter.

5 OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 3 (Assumptions) and the qualifications set out in Schedule 4 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1 Corporate status

The Company has been incorporated as a *société anonyme* (public limited liability company) and is existing as a *société à responsabilité limitée* (private limited liability company), for an unlimited duration.

5.2 Corporate power

The Company has the corporate power to execute the Opinion Document.

5.3 Due authorisation

The execution by the Company of the Opinion Document has been duly authorised by all requisite corporate action on the part of the Company.

5.4 Due execution

The Opinion Document has been duly executed by the Company.

5.5 No violation

The execution by the Company of the Opinion Document and the performance by the Company of its obligations thereunder do not conflict with, or result in a violation of the Articles or the Companies Law and any Luxembourg laws applicable to commercial companies generally.

5.6 Choice of law

The choice of the laws of the State of New York as the law governing the contractual rights and obligations contained in the Opinion Document is valid and binding under Luxembourg law.

5.7 Submission to jurisdiction

The submission to the jurisdiction of the courts of the State of New York as provided in the Opinion Document, will be will be recognised by Luxembourg courts.

5.8 Enforcement of court decision

A final and conclusive civil or commercial judgment obtained against the Company in the competent courts of the State of New York in respect of the Opinion Document would be recognised and enforced by Luxembourg courts subject to the applicable enforcement procedure (*exequatur*) as set out in the relevant provisions of the New Luxembourg Civil Procedure Code and in Luxembourg case law. Pursuant to

Luxembourg case law, the granting of exequatur is subject to the following requirements:

(a) the non-Luxembourg court order must be enforceable in the country of origin and must not contradict a court order already enforceable in Luxembourg;

(b) the non-Luxembourg court order must not infringe the exclusive jurisdiction of the Luxembourg courts and there must be a real link ("*lien caractérisé*") between the case and the non-Luxembourg court;

(c) the non-Luxembourg decision must not violate the rights of defence and the right to a fair trial;

(d) the considerations of the non-Luxembourg court order as well as the judgment as such must not contravene Luxembourg international public policy or must not have been given in proceedings of a tax or criminal nature; and

(e) the non-Luxembourg court order must not have been rendered subsequent to an evasion of Luxembourg law or jurisdiction (*fraude à la loi*).

5.9 **Immunity**

The Company is not entitled to any immunity from any legal proceedings in Luxembourg in respect of itself or its assets, in relation to the Opinion Document.

6 ADDRESSEES

6.1 This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Opinion Document relates and may not be disclosed to and relied upon by any other person without our prior written consent, save that this opinion letter may be disclosed and relied upon by Cahill Gordon & Reindel LLP for the sole purpose of issuing a legal opinion in relation to the Registration Statement.

6.2 Notwithstanding paragraph 6.1 to the extent reasonably required, this opinion letter may be disclosed without our prior written consent to:

(a) any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings;

(b) the officers, employees, auditors and professional advisers of any Addressee;

(c) any person to whom disclosure is required to be made required by the rules of any stock exchange on which the Debt Securities are listed; and

(d) any affiliate of any Addressee and the officers, employees, auditors and professional advisers of such affiliate;

in each case, on the basis that (i) such disclosure is made solely to enable any such person to be informed that an opinion letter has been given and to be made aware of its terms but not for the purposes of reliance, (ii) we do not assume any duty or liability

to any person to whom such disclosure is made and (iii) (other than in relation to disclosure under paragraph (a)) such person agrees not to further disclose this opinion letter or its contents to any other person, other than as permitted above, without our prior written consent.

We consent to the filing of this opinion letter as an exhibit to the Current Report on Form 6-K relating to the Debt Securities and Guarantees (as defined below) to be incorporated by reference in the Shelf Registration Statement relating to the Debt Securities filed on Form F-3 on 26 April 2024. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

LOYENS & LOEFF
Law & Tax

Yours faithfully,

LOYENS & LOEFF LUXEMBOURG SARL

Anne-Marie Nicolas [1]
Avocat à la Cour

Noémi Gémesi[2]
Avocat à la Cour

[1] Acting as representative (*mandataire*) of LOYENS & LOEFF LUXEMBOURG SARL.
[2] Acting as representative (*mandataire*) of LOYENS & LOEFF LUXEMBOURG SARL.

LOYENS & LOEFF
Law & Tax

Schedule 1

ADDRESSEES

(1) The Company.

(2) The Issuer.

LOYENS LOEFF
Law & Tax

Schedule 2

REVIEWED DOCUMENTS

1 OFFERING DOCUMENT

The Form F-3 shelf registration statement under the Act, dated 26 April 2024 and filed with the SEC by the Issuer and the Company on 26 April 2024, including the Prospectus.

2 OPINION DOCUMENT

The New York law governed base indenture, dated 8 May 2024 between, amongst others, ICON plc, the Issuer and Citibank, N.A., as trustee, as supplemented by the New York law governed first supplemental indenture, dated 8 May 2024, among ICON plc, the Issuer, the Company, as a guarantor, the other guarantors party thereto, Citibank, N.A., as trustee and Citibank, N.A., London Branch, as notes collateral agent, including, in each case, the guarantees (the **Guarantees**) contained therein.

3 ORGANISATIONAL DOCUMENTS

3.1 RCS Documents

3.1.1 An excerpt pertaining to the Company delivered by the RCS, dated 7 May 2024 (the **Excerpt**).

3.1.2 A certificate of absence of a judicial decision or an administrative dissolution without liquidation procedure (certificat de non inscription d'une décision judiciaire ou de procédure de dissolution administrative sans liquidation) pertaining to the Company, delivered by the insolvency register (Registre de l'insolvabilité) (Reginsol) held and maintained by the RCS, dated 7 May 2024, with respect to the situation of the Company as at 6 May 2024 (the **RCS Certificate**).

3.2 Corporate Documents

3.2.1 The deed of incorporation of the Company dated 25 September 1998 (the Deed of Incorporation).

3.2.2 The deed of conversion of the Company dated 19 April 2002, executed by Notary Gérard Lecuit, notary residing in Hesperange, Luxembourg at that time, whereby the Company was converted from a public limited liability company (*société anonyme*) to a private limited liability company (*société à responsabilité limitée*) (the **Deed of Conversion**).

3.2.3 The coordinated articles of association (*statuts coordonnés*) of the Company dated 9 December 2022 (the **Articles**).

3.3 Resolutions

The minutes of the meeting of the board of managers of the Company, dated 23 April 2024 in relation to the Opinion Document (the **Resolutions**).

LOYENS LOEFF
Law & Tax

Schedule 3

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1 DOCUMENTS

1.1 All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2 The information contained and the statements made in the Excerpt, the RCS Certificate, and the Resolutions are true, accurate and complete at the Relevant Date.

2 INCORPORATION, EXISTENCE, CORPORATE POWER

2.1 There were no defects in the incorporation process of the Company (not appearing on the face of the Deed of Incorporation and the Deed of Conversion respectively). The Articles are in full force and effect on the Relevant Date.

2.2 The Company has its central administration (*administration centrale*) and its centre of main interest (as described in the Insolvency Regulation) in Luxembourg and does not have an establishment (as described in the Insolvency Regulation) outside Luxembourg.

2.3 The Company complies with and adheres to all laws and regulations on the domiciliation of companies.

2.4 The Company (a) is not, and will not, as a result of its entry into the Opinion Document or the performance of its obligations thereunder, be in a state of cessation of payments *(cessation des paiements)*, or be deemed to be in such state, and has not lost, and will not, as a result of its entry into the Opinion Document or the performance of its obligations thereunder, lose its creditworthiness (*ébranlement de crédit*), or be deemed to have lost such creditworthiness and no party to the Opinion Document is aware, or may be reasonably expected to have been aware, of such circumstances, (b) does not meet the criteria to be subject to any Insolvency Proceedings and (c) is not, and will not be as a result of its entry into the Opinion Document or the performance of its obligations thereunder, subject to any Insolvency Proceedings.

2.5 The execution, entry into and performance by the Company of the Opinion Document, and the transactions in connection therewith are (a) in its corporate interest, (b) with the intent of pursuing profit (*but lucratif*) and (c) serving the corporate object of the Company.

3 AUTHORISATIONS

3.1 The Resolutions (a) correctly reflect the resolutions adopted by the board of managers of the Company, (b) have been validly adopted, with due observance of the Articles and any applicable by-laws and (c) are in full force and effect.

3.2 The Company is not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of its obligations under, the Opinion Document.

4 EXECUTION

4.1 The Opinion Document has been signed on behalf of the Company by the persons authorised to that effect.

4.2 To the extent the Opinion Document has been executed by way of electronic signatures, such signatures satisfy the conditions under article 1322-1 of the Luxembourg Civil Code and under the Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market (the **eIDAS Regulation**).

4.3 All individuals who signed the documents listed in Schedule 2 (Reviewed Documents) have legal capacity and power under all relevant laws and regulations to do so.

5 OTHER PARTIES

5.1 Each party to the Opinion Document, other than the Company, is validly existing under the laws by which it is purported to be governed.

5.2 Each party to the Opinion Document, other than the Company, has all requisite power and capacity (corporate and otherwise and is qualified or licenced to carry on its business in its country of incorporation or establishment) to execute, and to perform its obligations under the Opinion Document and the Opinion Document has been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

5.3 None of the parties to the Opinion Document, other than the Company (a) is subject to Insolvency Proceedings, (b) is domiciled or resident in Luxembourg, nor (c) does it have a permanent establishment, fixed place of business or "permanent representative establishment" in Luxembourg.

6 VALIDITY

Under any applicable laws (other than Luxembourg law, to the extent opined upon herein):

(a) the Opinion Document constitutes legal, valid and binding obligations of the parties thereto, and is enforceable against those parties in accordance with its terms; and

(b) the choice of law and submission to jurisdiction made in the Opinion Document is valid and binding.

7 SECURITY INTERESTS

None of the assets, including any security, right, claim, interest or account, over which a security interest is created, or which are assigned under the Opinion Document, or debtors of claims pledged or assigned under the Opinion Document, are located or deemed to be located in Luxembourg or otherwise governed by Luxembourg law.

8 REGULATORY

The Company does not carry out any activity in the financial sector or in the insurance sector on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, and the Luxembourg Law dated 7 December 2015 on the insurance sector) nor any activity requiring a business licence under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions.

9 ISSUE OF DEBT SECURITIES

The Debt Securities will only be offered pursuant to an exemption from the requirement to draw up a prospectus in accordance with the Prospectus Regulation (EU) 2017/1129 and the relevant implementing measures in any Member State or the Debt Securities will only be offered in circumstances which do not constitute an offer of securities to the public within the meaning of the Prospectus Regulation (EU) 2017/1129 as well as the Luxembourg Law of 16 July 2019 on prospectuses for securities.

10 MISCELLANEOUS

10.1 Each transaction entered into pursuant to, or in connection with, the Opinion Document (both together and individually) is based on genuine legal and economic considerations and each payment and transfer made by, on behalf of, or in favour of, the Company is made at arm's length.

10.2 Each party to the Opinion Document entered into and will perform its obligations under the Opinion Document in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law, regulation of any jurisdiction or contractual arrangements.

10.3 There are no provisions in the laws of any jurisdiction (other than Luxembourg) or in the documents mentioned in the Opinion Document, which would adversely affect, or otherwise have any negative impact on this opinion letter.

Schedule 4

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1 INSOLVENCY

This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of Insolvency Proceedings.

2 ACCURACY OF INFORMATION

2.1 Corporate documents of, and court orders affecting, the Company may not be available at the RCS forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Company to comply with its filing, notification, reporting and publication obligations.

2.2 Documents relating to a Luxembourg company the publication of which is required by law will only be valid towards third parties from the day of their publication with the Electronic Register of Companies and Associations (*Recueil Electronique des Sociétés et Associations*), unless the company proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon such documents which have not yet been published. For 15 days following their publication, such documents will not be valid towards third parties who prove the impossibility for them to have knowledge thereof.

2.3 The Articles, the Excerpt and the RCS Certificate do not constitute conclusive evidence whether or not a winding-up, administration petition or order has been presented or made, a receiver has been appointed, an arrangement with creditors has been proposed or approved or any other Insolvency Proceedings have commenced.

3 INCORPORATION, EXISTENCE AND CORPORATE POWER

3.1 Our opinion that the Company exists is based on the Corporate Documents, the Excerpt and the RCS Certificate (which confirms that no judicial decision or administrative dissolution without liquidation procedure (*procédure de dissolution administrative sans liquidation)* pertaining to the Company have been registered with the RCS, in accordance with article 13, paragraphs 4 to 12, 16 and 17 of the law of 19 December 2002 on the Trade and Companies Register and the accounting and annual accounts of companies).

3.2 Luxembourg companies must deposit annual accounts within one month of their approval by the general meeting of shareholders and no later than seven months after the end of the financial year. The public prosecutor may request the judicial liquidation of the defaulting company.

4 POWERS OF ATTORNEY

Under Luxembourg law, each power of attorney, mandate or appointment of agent (including the appointment made for security purposes included in the Opinion Document), whether or not irrevocable, may terminate by virtue of law without notice upon the occurrence of Insolvency Proceedings and may be revoked despite being expressed to be irrevocable.

5 ENFORCEABILITY

5.1 The opinions expressed herein may be affected by general principles and defences under Luxembourg law, such as the principles of reasonableness and fairness, good faith, abuse of rights, modification on grounds of unforeseen circumstances, limitations by criminal law, undue influence, force majeure, the right to suspend performance as long as the other party is in default in respect of its obligations, the right to set-off and the right to dissolve a transaction upon default by the other party.

5.2 Where obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may be unenforceable under Luxembourg law if, and to the extent that, such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction.

5.3 Certain obligations may not be remedied through specific performance, but may result in damages only.

5.4 Any provision allowing the conversion of claims between currencies would not be enforceable in case of Insolvency Proceedings, where claims must be converted at the rate in force at the day of opening of the Insolvency Proceedings. Indemnities due to currency conversions may not be enforceable if such conversions are carried out pursuant to mandatory provisions of Luxembourg insolvency laws and any indemnity obligation which purports to continue after the opening of Insolvency Proceedings, may not be enforceable to that extent.

6 LUXEMBOURG COURT PROCEEDINGS

6.1 Enforcement by a Luxembourg court will in any event be subject to the extent to which the relevant obligations are enforceable under their governing law (if other than Luxembourg law), the power or obligation of a Luxembourg court to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere, the rules of civil and commercial procedure as applied by a Luxembourg court and the nature of remedies available under Luxembourg law (specific performance may not always be available).

6.2 Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

6.3 Notwithstanding any provision to the contrary, a Luxembourg court would have jurisdiction for any conservatory or provisional action in connection with assets located in Luxembourg and such action would be governed by Luxembourg law.

6.4 Jurisdiction clauses in relation to actions brought for non-contractual claims would be unenforceable before a Luxembourg court.

6.5 Any judgment awarded in Luxembourg courts may be expressed in a currency other than the euro or euro equivalent at the time of judgment or payment. A payment obligation in a non-Luxembourg currency may only be enforced in Luxembourg in the lawful currency of Luxembourg.

6.6 Luxembourg courts would not apply a chosen law if (a) the choice was not made bona fide, (b) such chosen law was not pleaded and proven, (c) such chosen law was pleaded and proven but held contrary to mandatory Luxembourg laws or manifestly incompatible with the public policy rules (*ordre public*) of the forum, (d) at the time that the Opinion Document was entered into, all other elements relevant to the situation were located in a country other than the country of the chosen governing law, to the extent the parties' choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, and which the court may then apply, or (e) the overriding mandatory provisions of the law of the country where the obligations arising out of the Opinion Document have to be, or have been performed, render the performance of the obligations under the Opinion Document unlawful and, regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, Luxembourg courts may apply the law of the country in which performance is taking place.

6.7 Pursuant to the EC Regulation (593/2008) on the law applicable to contractual obligations (**Rome I**) and subject to the limitations of Rome I, a Luxembourg court may apply the provisions of a law other than the law chosen by the parties.

6.8 A Luxembourg court may refuse to apply the chosen governing law if a person is subject to any Insolvency Proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been opened to the effects of such insolvency proceedings, without prejudice to the exceptions set forth by Insolvency Regulation.

6.9 Pursuant to the EC Regulation (864/2007) on the law applicable to non-contractual obligations (**Rome II**) and subject to the limitations of Rome II, a Luxembourg court may apply the provisions of a law other than the law chosen by the parties.

7 SECURITY INTERESTS

Under Luxembourg private international law:

(a) the creation, perfection and enforcement of a security interest over assets is governed by the law where such asset is located, notwithstanding the contractual choice of the parties and consequently the effectiveness and enforceability of a security right governed by non-Luxembourg law over assets deemed to be located in Luxembourg or governed by Luxembourg law could be affected and such security right might not be recognised and enforced;

(b) concerning security interests over, and assignments of claims, the relationship between the security provider/assignor and the security taker/assignee will be governed by the chosen law of, or the law otherwise applicable to the agreement between the security provider/assignor and the security taker/assignee

(c) the law governing the claims subject to the security interest or assignment determines (i) the question as to whether or not that claim can be made subject to a security interest or be assigned, (ii) the relationship between the security taker/assignee and the debtor, (iii) the conditions under which the granting of a security interest over, or assignment of, that claim can be enforced against the debtor and (iv) the question whether the debtor's obligations under that claim have been paid and discharged in full; and

(d) since Rome I does not provide explicitly for any conflict of law rules in relation to the enforceability and invokability of a security interest over, or assignment of claims against third parties, a security interest over, or assignment of, claims will become invokable towards third parties (other than the debtor) if the legal formalities applicable in the jurisdiction of the debtor are duly complied with.

8 TRUST

The determination of the governing law and the recognition of trusts by Luxembourg courts (regardless of the location of one or more elements of the trust relationship or the trust assets) will be made in accordance with the Convention of 1 July 1985 on the law applicable to trusts and their recognition (ratified by the Luxembourg law of 27 July 2003 on trust and fiduciary contracts) (the **Hague Convention**), to the extent such trust falls within its scope of application. The law chosen by the parties will in principle be recognised as the governing law, and the effects of the trust (in particular in respect of the segregation of the trust assets) will be recognised in accordance with the Hague Convention, subject to the exceptions established therein (including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in article 15 of the Hague Convention and the general exception of public policy).

9 MISCELLANEOUS

9.1 An electronic signature satisfying the provisions of article 1322-1 of the Luxembourg Civil Code or constituting a 'qualified electronic signature' within the meaning of the eIDAS Regulation, has equivalent effect to a handwritten signature, and is, except in certain limited cases, valid for the purpose of the execution of an agreement under private seal *(acte sous seing privé*). An electronic signature, which does not satisfy the above conditions, will not be considered as equivalent to a handwritten signature, but it shall not be denied legal effect and admissibility as evidence in legal proceedings. However, such electronic signature does not benefit from the presumption of equivalence and is not binding upon Luxembourg court, which has full discretion to

accept such signature as evidence. We express no opinion as to the legal qualification of any signature in electronic form.

9.2 A Luxembourg company may only enter into transactions which are in its corporate interest. The question of whether or not a transaction is in a company's corporate interest, is largely dependent on factual considerations and the responsibility for such assessment is that of the board of directors or managers of the relevant company. If any such transaction is subsequently held to be contrary to a company's corporate interest, it could be held to be null and void.

9.3 We express no opinion on general defences under Luxembourg law, such as duress, deceit (*dol*) or mistake (*erreur*).

9.4 The registration of the Opinion Document (and any documents in connection therewith) with the Registration, Estates and VAT Department (*Administration de l'enregistrement, des domaines et de la TVA*) in Luxembourg is required in case the Opinion Document (and any documents in connection therewith) are (i) attached to a deed which itself must be registered (*acte obligatoirement enregistrable*) or (ii) deposited with a notary (*déposé au rang des minutes d'un notaire*). Even if registration is not required by law, the Opinion Document (and any documents in connection therewith) can be registered (*présenté à l'enregistrement*). In that case, registration duties will apply in the form of a fixed amount or an *ad valorem* amount depending on the nature of the document. Luxembourg courts or other Luxembourg authorities may require that the Opinion Document (and any documents in connection therewith) are translated into French, German or Luxembourgish.